Exhibit 10.3

EMPLOYMENT AGREEMENT

AMENDMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of January 1, 2015 (the "Effective Date") between Stratex Oil & Gas Holdings, Inc., a Colorado corporation having its principal place of business at 30 Echo Lake Road, Watertown, CT 06795 (the "Company"), and Matthew S. Cohen, an individual residing in the State of New York ("Executive") hereby amends the Employment Agreement dated August 8, 2014.

WHEREAS, the oil & gas industry is currently experiencing a reduction in the pricing for oil causing the cash flow of the Company to be reduced;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is essential and in the best interest of the Company and its stockholders to reduce the Executives’ compensation during this period of reduced Company cash flow; and

WHEREAS, the Executive is willing to reduce his compensation to assist the Company agrees to reduce his compensation subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties agree to amend the following paragraphs of the Employment Agreement of the Executive dated August 8, 2014 as follows:

Paragraph 4 Base Salary shall be amended to read:

4. Base Salary: Beginning January 1, 2015, the Company shall pay to Executive a base salary at a rate to be determined by the Board of Directors. Executive’s base salary may be reviewed and further adjusted from time to time by the Board in its discretion, subject to Executive’s rights under Section 17 of this Agreement. The base salary shall be paid in equal installments on the fifteenth and last day of each month and shall be subject to such deductions by the Company as are required to be made pursuant to law, government regulations or order. Executive understands and agrees that Executive is an exempt Executive as that term is applied for purposes of Federal or state wage and hour laws, and further understands that Executive shall not be entitled to any compensatory time off or other compensation for overtime.

Paragraph 17 Resignation for Good Reaseon shall be amended to read:

17. Resignation for Good Reason: If Executive resigns for "Good Reason" (as defined below), then such a resignation (a "Resignation for Good Reason") shall be treated hereunder as if it were a "Termination Without Cause" as defined in Section 18 below. "Good Reason" means any of the following failures or conditions which shall remain uncured twenty (20) days after written notice of such failure or condition is received by the Company from Executive: (i) the failure of the Company to continue Executive in the position of Chief Administrative Officer Executive of the Company (or such other senior Executive position as may be offered by the Company and which Executive in his sole discretion may accept); (ii) material diminution by the Company of Executive's responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six month period immediately preceding such diminution, or assignment to Executive of any duties inconsistent with Executive's position as a senior Executive officer of the Company (or such other senior Executive position as may be offered by the Company and which Executive in his sole discretion may accept); (iii) failure by the Company to pay and provide to Executive the compensation and benefits provided for in this Amended Agreement to which Executive is entitled..

The remaining paragraphs of the Employment Agreement dated August 8, 2014 between the Company and the Executive shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment to Employment Agreement as of the date first above written.

STRATEX OIL & GAS HOLDINGS, INC.

By:	/s/ Stephen Funk	/s/ Matthew S. Cohen
	Stephen Funk	Matthew S. Cohen
Chief Executive Officer